PROXY

TODD SHIPYARDS CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Patrick W. E. Hodgson and Brent D. Baird, jointly, the proxies and attorneys-in-fact for the undersigned, with full powers of substitution and revocation to vote all shares of common stock of Todd Shipyards Corporation at the Special Meeting of Shareholder of TODD SHIPYARDS CORPORATION to be held at the Company's executive offices, 1801 16thAvenue SW, Seattle, Washington  98134, on Tuesday, May 23, 2006, at 8:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

(TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

Item 1. Approval of Amendments to Incentive Stock

Compensation Plan (1993) and 2003 Incentive Stock

Compensation Plan

FOR	AGAINST	ABSTAIN

In their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The submission of this proxy, if properly executed, supercedes any prior proxies given by the undersigned. This proxy will be voted in the manner checked by the undersigned, provided that if no indication has been made, this proxy will be voted in favor of Item 1. Receipt of the Notice of Special Meeting and accompanying Proxy Statement by the undersigned is hereby acknowledged.

I plan to attend the Special Meeting.

Signature(s) Date ___________, 2006

Please sign exactly as name appears on this card. When shares are held by joint tenants both should sign. When signing as attorney, executor or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.